Exhibit 99.1

Investor Contact:

Asher Dewhurst

Westwicke Partners

QuorumHealth@Westwicke.com / (443) 213-0500

QUORUM HEALTH CORPORATION RESPONDS TO AN UPDATE ON POTENTIAL TRANSACTION

BRENTWOOD, Tenn. (March 11, 2020) – Quorum Health Corporation (NYSE: QHC) today responded to an update provided by KKR Credit Advisors (US) LLC (“KKR”) on Tuesday March 10, 2020 regarding the previously disclosed non-binding proposal letter delivered to the Company on December 2, 2019.

The Company, together with its financial and legal advisors, continues to engage in constructive discussions with KKR and other debt holders regarding a potential recapitalization or financial reorganization transaction. The Company’s objective is to reach a consensual agreement that enables it to reduce its annual interest expense, enhance its operations and invest in future growth.

About Quorum Health Corporation

Quorum Health Corporation is an operator of general acute care hospitals and outpatient services in the United States. Through its subsidiaries, the Company owns, leases or operates a diversified portfolio of 24 affiliated hospitals in rural and mid-sized markets located across 14 states with an aggregate of 2,038 licensed beds. The Company also operates Quorum Health Resources, LLC, a leading hospital management advisory and consulting services business. More information about Quorum Health Corporation can be found at www.quorumhealth.com.

Forward-Looking Statements

Statements contained in this news release regarding a potential recapitalization transaction are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Quorum Health Corporation with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

The terms “QHC,” “Quorum Health,” “the Company,” “we,” “us” or “our” refer to Quorum Health Corporation or one or more of its subsidiaries or affiliates as applicable.

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